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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                   WEBEX, INC.

Min Zhu and Subrah S. Iyar certify that:

1. They are the President and Secretary, respectively, of WebEx, Inc., a California corporation.

2. The articles of incorporation of the corporation are amended and restated to read as follows:

                                    ARTICLE I

        The name of the corporation is WebEx, Inc.

                                   ARTICLE II

        The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

        A. The corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of capital stock that the corporation is authorized to issue is sixty million (60,000,000). The total number of shares of Preferred Stock the corporation shall have authority to issue is twenty million (20,000,000). The total number of shares of Common Stock the corporation shall have authority to issue is forty million (40,000,000). Both the Preferred Stock and the Common Stock shall have no par value per share.

        B. One million one hundred forty-four thousand four hundred seventy-four (1,144,474) shares of the Preferred Stock are designated "Series A Preferred Stock." Four million five hundred ninety-eight thousand three hundred eighty-three (4,598,383) shares of Preferred Stock are designated as "Series B Preferred Stock." Eight million eight hundred fifty-six thousand two hundred sixty-two (8,856,262) shares of Preferred Stock are designated as "Series C Preferred Stock." Two million seven hundred thousand (2,700,000) shares of Preferred Stock are designated as "Series D Preferred Stock." The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares of such series and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be


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stated and expressed in the resolution or resolutions adopted by the Board of
Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of California and otherwise consistent with the terms hereof. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series other than the Series A, Series B, Series C and Series D Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        C. The powers, preferences, rights, restrictions, and other matters relating to the Series A, Series B, Series C and Series D Preferred Stock are as follows:

        1. Dividends.

        (a) The holders of the Series A, Series B, Series C and Series D Preferred Stock shall be entitled to receive dividends at the rate of $0.1125 per share, $0.1265 per share, $0.24 and $1.00 per share (as adjusted for any stock dividends, combinations, splits , recapitalizations or the like with respect to such shares) per annum, respectively, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

        (b) No dividends (other than those payable solely in the Common Stock of the corporation) shall be paid on any Common Stock of the corporation during any fiscal year of the corporation until dividends in the total amount of $0.1125, $0.1265, $0.24 and $1.00 per share in cash or any other form of property (the "Dividend Preference") (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares) on the Series A, Series B, Series C and Series D Preferred Stock, respectively, shall have been paid or declared and set apart during that fiscal year and no dividends shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section 1) is paid with respect to all outstanding shares of Series A, Series B, Series C and Series D Preferred Stock in an amount for each such share of Series A, Series B, Series C and Series D Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A, Series B, Series C and Series D Preferred Stock could then be converted.

        (c) Other Distributions. In the event the corporation shall declare a distribution (other than any distribution described in Section C.2) payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case for the purpose of this Section 1(c), the holders of Series A, Series B, Series C and Series D Preferred Stock shall first be entitled to receive their respective Dividend Preference, then a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution. If the dividend, if any, declared by the Board of Directors is not sufficient to pay to the holders of the Series A, Series B, Series C



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and Series D Preferred Stock their respective Dividend Preference, then the dividend paid, if any, will be distributed pro-rata among the Series A, Series B, Series C and Series D Preferred Stock.

        (d) In the event of a conversion of the Series A, Series B, Series C or Series D Preferred Stock pursuant to Section 4, any accrued and unpaid dividends shall be paid at the election of the holder in cash or Common Stock at its then fair market value, as determined by the Board of Directors.

        2. Liquidation Preference.

        (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Series A, Series B, Series C and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of Common Stock or other junior equity security by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.125 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares); (ii) $1.265 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price") (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares); (iii) $3.00 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price") (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares); (iv) $12.50 for each outstanding share of Series D Preferred Stock (the "Original Series D Issue Price) (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares); and (v) an amount equal to all accrued or declared but unpaid dividends on each such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A, Series B, Series C and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C and Series D Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder.

        (b) After the distribution described in subsection (a) above has been paid, the remaining assets of the corporation available for distribution to shareholders shall be distributed, among the holders of Series A, Series B, Series C and Series D Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A, Series B, Series C and Series D Preferred Stock), until such time as
(i) the holders of Series A Preferred Stock shall have received an additional $2.25 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares), (ii) the holders of Series B Preferred Stock shall have received an additional $2.53 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares), (iii) the holders of Series C Preferred Stock shall have received an additional $6.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares) and (iv) the holders of Series D Preferred Stock shall have received an additional $25.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such


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shares). Thereafter, the remaining assets will be distributed among the holders of Common Stock pro rata, based on the number of shares of Common Stock held by each such holder.

        (c) For purposes of this Section 2, if the corporation shall sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other person or entity in any form (other than a wholly owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation after such transaction is held by persons or entities who were not shareholders of the corporation prior to such transaction, such action by the corporation shall be treated as a liquidation, dissolution or winding up of the corporation and shall entitle the holders of Series A, Series B, Series C and Series D Preferred Stock and Common Stock to receive at the closing cash, securities or other property as specified in Sections 2(a) and 2(b) above, provided that this Section 2(c) shall not apply to a merger effected solely for the purpose of changing the domicile of the corporation.

        (d) Any securities to be delivered to the holders of Series A, Series B, Series C or Series D Preferred Stock or Common Stock pursuant to this Section 2 shall be valued as follows:

                (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                      (A) If traded on a securities exchange or The Nasdaq Stock
               Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty
               (30) day period ending three (3) days prior to the closing;

                      (B) If actively traded over-the-counter, the value shall
               be deemed to be the average of the closing bid and asked prices over the thirty (30) day period ending three (3) days prior to the closing; and

                      (C) If there is no active public market, the value shall
               be the fair market value thereof, as mutually determined by the corporation and the holders of not less than a majority of the then outstanding shares of Series A, Series B, Series C and Series D Preferred Stock, as applicable, voting together as a separate class.

                (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restriction arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in clauses (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of a majority of the then outstanding shares of Series A, Series B, Series C and Series D Preferred Stock, as applicable, voting together as a separate class.

        3. Redemption. The Preferred Stock is not redeemable.



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        4. Conversion. The holders of Series A, Series B, Series C and Series D
Preferred Stock shall have conversion rights as follows (the "Conversion
Rights"):

        (a) Right To Convert. Subject to subsection (d), each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Series A Conversion Price in effect at the time that the certificate is surrendered for conversion for the Series A Preferred Stock (the "Series A Conversion Price"). The initial Series A Conversion Price shall be the Original Series A Issue Price, subject to adjustment as set forth in subsection (d). Subject to subsection (d), each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B Issue Price by the Series B Conversion Price in effect at the time that the certificate is surrendered for conversion for the Series B Preferred Stock (the "Series B Conversion Price"). The initial Series B Conversion Price shall be the Original Series B Issue Price, subject to adjustment as set forth in subsection (d). Subject to subsection (d), each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series C Issue Price by the Series C Conversion Price in effect at the time that the certificate is surrendered for conversion for the Series C Preferred Stock (the "Series C Conversion Price"). The initial Series C Conversion Price shall be the Original Series C Issue Price, subject to adjustment as set forth in subsection (d). Subject to subsection (d), each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series D Issue Price by the Series D Conversion Price in effect at the time that the certificate is surrendered for conversion for the Series D Preferred Stock (the "Series D Conversion Price"). The initial Series D Conversion Price shall be the Original Series D Issue Price, subject to adjustment as set forth in subsection (d).

        (b) Automatic Conversion. Each share of Series A, Series B, Series C and Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price, respectively, then in effect (collectively, the "Conversion Prices") upon the earlier of (i) the date specified by vote or written consent or agreement of holders of a majority of the outstanding shares of Series A Preferred Stock with respect to the Series A Preferred Stock, (ii) the date specified by vote or written consent or agreement of holders of a majority of the outstanding shares of Series B Preferred Stock with respect to the Series B Preferred Stock, (iii) the date specified by vote or written consent or agreement of holders of a 75% of the outstanding shares of Series C Preferred Stock with respect to the Series C Preferred Stock, (iv) the date specified by vote or written consent or agreement of holders of a majority of the outstanding shares of Series D Preferred Stock with respect to the Series D Preferred Stock, or (v) immediately upon the closing of the sale of the corporation's Common Stock in a firm


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commitment, underwritten public offering registered under the Securities Act of
1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 145 under such Act or to an employee benefit plan of the corporation, at a public offering price (before underwriters' discounts and expenses) of at least $12.50 per share (adjusted for any stock splits, stock dividends or other recapitalizations) and the aggregate proceeds to the corporation (before deduction for underwriters' discounts and expenses) of which exceed $20,000,000.

        (c) Mechanics of Conversion.

        (i) Before any holder of Series A, Series B, Series C or Series D Preferred Stock shall be entitled voluntarily to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such stock, and shall give written notice to the corporation at such office that he elects to convert the same and shall state therein the number of shares to be converted and the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A, Series B, Series C or Series D Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A, Series B, Series C or Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

        (ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A, Series B, Series C or Series D Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A, Series B, Series C or Series D Preferred Stock shall not be deemed to have converted such Series A, Series B, Series C or Series D Preferred Stock until immediately prior to the closing of such sale of securities.

        (d) Adjustments to Series A, Series B, Series C and Series D Conversion Price.

        (i) Special Definitions. For purposes of this Section 4(d), the following definitions apply:

                (A) "Options" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

                (B) "Original Issue Date" shall mean the date on which a share of Series D Preferred Stock was first issued.

                (C) "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock and Series A, Series B, Series C and Series D Preferred Stock


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        outstanding on the Original Issue Date) or other securities convertible into or exchangeable for Common Stock.

               (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                      (1) Upon conversion of shares of Series A, Series B,
               Series C or Series D Preferred Stock;

                      (2) To employees, directors, consultants or advisors under stock option, stock bonus or stock purchase plans or agreements or similar plans or agreements approved by the Board of Directors or an authorized committee thereof; provided, however, that this
               Section 4(d)(i)(D)(2) shall only apply ten million four hundred thousand (10,400,000) shares (as adjusted for any stock dividends, combinations or splits and net of any repurchases of shares or cancellations or expirations of options) issued (or deemed to be issued) to such employees, directors, consultants or advisors;

                      (3) As a dividend or distribution on Series A, Series B,
               Series C or Series D Preferred Stock;

                      (4) For which adjustment of the Series A, Series B, Series
               C or Series D Conversion Price is made pursuant to Section 4(e);

                      (5) To lending or leasing institutions or pursuant to
               agreements to license technology and/or provide sponsored research which are issued in the ordinary course and approved by the Board of Directors; provided that in any twelve (12) month period the number of shares issued under this Section 4(d)(i)(D)(5) do not exceed one percent (1%) of the then outstanding shares of Common Stock (as defined in Section 4(d)(iv)); or

                      (6) Which are approved by more by more than fifty percent
               (50%) of the outstanding shares of the Preferred Stock, voting together as a class, and the Board of Directors or an authorized committee thereof.

        (ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price for any series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 4(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the corporation is less than the Conversion Price for such series of Preferred Stock in effect on the date of, and immediately prior to, such issue.

        (iii) Deemed Issue of Additional Shares of Common Stock. In the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any


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provisions contained therein designed to protect against dilution) of Common
Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

               (A) No further adjustments in the Series A, Series B, Series C or Series D Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

               (B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A, Series B, Series C or Series D Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series A, Series B, Series C or Series D Conversion Price shall affect Common Stock previously issued upon conversion of the Series A, Series B, Series C or Series D Preferred Stock);

               (C) Upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A, Series B, Series C or Series D Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                      (1) In the case of Convertible Securities or Options for
               Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange and

                      (2) In the case of Options for Convertible Securities
               only the Additional Shares of Common Stock, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the


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                consideration actually received by the corporation (determined pursuant to Section 4(d)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

               (D) No readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Series A, Series B, Series C or Series D Conversion Price to an amount which exceeds the lower of (a) the Series A, Series B, Series C or Series D Conversion Price on the original adjustment date, as appropriate, or (b) the Series A, Series B, Series C or Series D Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

               (E) In the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Series A, Series B, Series C or Series D Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above.

               (F) If any such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Series A, Series B, Series C or Series D Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and shall instead be made on the actual date of issuance, if any.

        (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the corporation, at any time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price with respect to any series of Preferred Stock in effect on the date of and immediately prior to such issue, then the Conversion Price of such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation and for purposes of Section 4(d)(i)(D)(5), the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated as if all shares of Series A, Series B, Series C and Series D Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, and outstanding options and any remaining options under the corporation's stock option plan (not to exceed ten million four hundred thousand (10,400,000) shares as adjusted for any stock dividends, splits or combinations) or other rights for the purchase of shares of stock or Convertible Securities had been fully exercised immediately prior

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to such issuance (and the resulting securities fully converted into shares of
Common Stock, if so convertible) as of such date.

        (v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

               (A) Cash and Property. Such consideration shall:

                      (1) Insofar as it consists of cash, be computed at the
               aggregate amount of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                      (2) Insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                      (3) In the event Additional Shares of Common Stock are
               issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

               (B) Options and Convertible Securities. The consideration per share received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

                      (1) The total amount, if any, received or receivable by
               the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                      (2) The maximum number of shares of Common Stock (as set
               forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

               (e) Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for any series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

        (f) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A, Series B, Series C or Series D Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4(e) or a merger, consolidation or other transaction referred to in Section 2(c)), the Series A, Series B, Series C and Series D Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A, Series B, Series C and Series D Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of such shares that would have been subject to receipt by the holders had the conversion of the Series A, Series B, Series C and Series D Preferred Stock, respectively, occurred immediately before that change.

        (g) No Impairment. The corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A, Series B, Series C or Series D Preferred Stock against impairment.

        (h) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series B, Series C or Series D Preferred Stock, as appropriate, a certificate executed by the corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A, Series B, Series C or Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A, Series B, Series C or Series D Preferred Stock.

        (i) Notices of Record Date. In the event that the corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other person, or sell, lease, convey or otherwise dispose of or encumber all or substantially all of its assets, property or business, or to effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation after such transaction is held by persons or entities who were not shareholders of the corporation prior to such transaction, or to liquidate, dissolve or wind up; then, in connection with each such event, the corporation shall send to the holders of Series A, Series B, Series C and Series D Preferred Stock:

                      (A) At least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

                      (B) In the case of the matters referred to in (iii) and
               (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

        (j) Issue Taxes. The corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A, Series B, Series C or Series D Preferred Stock pursuant hereto; provided, however, that the corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

        (k) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, Series B, Series C and Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A, Series B, Series C and Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A, Series B, Series C and Series D Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles.

        (l) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A, Series B, Series C or Series D Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A, Series B, Series C or Series D Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

        (m) Notices. Any notice required by this Section 4 to be given to the holders of shares of Series A, Series B, Series C or Series D Preferred Stock shall be deemed given five (5) days after being deposited in the United States mail, by registered or certified mail, postage prepaid, and addressed to each holder of record at his address on the books of the corporation.

        5. Voting Rights.

        (a) Except as set forth in subparagraph (b) below, the holder of each share of Series A, Series B, Series C or Series D Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A, Series B, Series C or Series D Preferred Stock could be converted on the record date for the vote or written consent of shareholders. In all cases any fractional share, determined on an aggregate conversion basis, shall be rounded to the nearest whole share. With respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock (except as otherwise provided herein or as required by law, voting together with the Common Stock as a single class), and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of the corporation. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

        (b) Designation of Directors.

        (i) The holders of the Series A and Series B Preferred Stock shall be entitled, as a group voting as a separate class (the "Series A/B Class"), to elect one (1) member of the Board of Directors of the corporation. The holders of the Series C Preferred Stock shall be entitled, as a group voting as a separate class (the "Series C Class"), to elect two (2) members of the Board of Directors of the corporation. The holders of the Common Stock shall be entitled, as a group voting as a separate class (the "Common Class") to elect three (3) members of the Board of Directors of the corporation. All members of the Board of Directors not required to be elected separately by the Series A/B Class, the Series C Class or the Common Class shall be elected by the holders of the Common Stock and the Preferred Stock voting together.

        (ii) The right of the Series A/B Class to elect directors separately pursuant to this Section 5(b) shall terminate upon the earlier of (i) whenever the Common Stock issued upon the conversion of shares of the Series A and Series B Preferred Stock pursuant to Section 4 hereof constitutes a majority of the Common Stock issued and outstanding and (ii) whenever less than 10% of the authorized Series A and Series B Preferred Stock is outstanding.

        (iii) The right of the Series C Class to elect directors separately pursuant to this Section 5(b) shall terminate upon the earlier of (i) whenever the Common Stock issued upon the conversion of shares of the Series C Preferred Stock pursuant to Section 4 hereof constitutes a majority of the Common Stock issued and outstanding and (ii) whenever less than 10% of the authorized Series C Preferred Stock is outstanding.

        (iv) In the case of any vacancy in the office of a director occurring among the directors elected by the Series A/B Class, the Series C Class or the Common Class pursuant to Section 4(b)(i) hereof, the remaining director or directors so elected by the Series A/B Class, the Series C Class or the Common Class, if any, by affirmative vote of a majority of the remaining directors of that class, or the holders of a majority of the shares of that class, may elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the Series A/B Class, the Series C Class, or the Common Class or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the outstanding shares of the Series A/B Class, the Series C Class or the Common Class, as the case may be.

        6. Restrictions and Limitations.

        (a) So long as any shares of Preferred Stock remain outstanding, the corporation shall not, without the vote or written consent by the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a class:

               (i) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock otherwise than by conversion in accordance with Section 4 hereof;

               (ii) Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) or pay or declare any dividend or make any distribution upon any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost or at cost plus interest upon the occurrence of certain events, such as the termination of employment;

               (iii) Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to the Series A, Series B, Series C or Series D Preferred Stock as to voting, dividend rights, redemption rights, conversion or liquidation preferences;

                (iv) Engage in sales and transfers of a substantial amount of the Company's technology;

                (v) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock;

                (vi) Effect a material transaction with a director, employee or founder of the Company, excluding employment and compensation agreements

                (vii) Consummate a merger, acquisition or other transaction or series of transactions resulting in a change of control at the Company; and

                (viii) Increase the number of shares of Common Stock reserved under the Company's Stock incentive plans above 10,400,000 shares.

        (b) So long as any shares of Series A, Series B, Series C or Series D Preferred Stock remain outstanding, the corporation shall not amend, alter or repeal these Articles to change any of the rights, preferences or privileges provided for herein for the benefit of any holder of the Series A, Series B, Series C or Series D Preferred Stock or increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A, Series B, Series C or Series D Preferred Stock without the vote or written consent by the holders of a majority of the then outstanding shares of such series of Preferred Stock.

        (c) So long as any shares of Series C Preferred Stock remain outstanding, the corporation shall not increase the authorized number of directors of the Company without the vote or written consent by the holders of a majority of the then outstanding shares of Series C Preferred Stock.

        (d) No share or shares of Series A, Series B, Series C or Series D Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.

        7. Status of Converted Stock. In the event any shares of Series A, Series B, Series C or Series D Preferred Stock shall be converted pursuant to
Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the corporation, and the Articles of Incorporation of the corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

                                   ARTICLE IV

        A. The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        B. The corporation is authorized to provide indemnification of agents (as defined in section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.

        C. Any amendment, repeal or modification of any provision of this
Article IV shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.

3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of the corporation is 15,500,000 shares of Common Stock, 1,144,474 shares of Series A Preferred Stock and 4,598,383 shares of Series B Preferred Stock and 8,121,325 shares of Series C Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was: (a) a majority of the outstanding shares of Common Stock of the Company voting separately as a class, (b) a majority of the outstanding shares of Preferred Stock voting separately as a class, (c) a majority of the outstanding Series A Preferred Stock voting separately, (d) a majority of the outstanding Series B Preferred Stock voting separately, (e) a majority of the outstanding Series C Preferred Stock voting separately shares of Company.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

        Dated: March __, 2000.




                                                  /s/ MIN ZHU
                                     -------------------------------------------
                                              Min Zhu, President



                                                  /s/ SUBRAH IYAR
                                     ------------------------------------------
                                             Subrah S. Iyar, Secretary